                                  Exhibit 11

                STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                     (in thousands except per share data)

                                           For the Fiscal Year Ended
                                              September 30, 1994
                                           -------------------------
Net loss                                           $ (52,670)
                                                   =========
Weighted average common shares outstanding            22,082
Dilutive common stock equivalents                        --
                                                   ---------
Total weighted average common
  shares outstanding                                  22,082
                                                   ---------
Net loss per share                                 $   (2.39)
                                                   =========